Exhibit 99.1

NOBILITY HOMES, INC. ANNOUNCES SALES AND EARNINGS FOR ITS SECOND QUARTER 2024

Ocala, FL…June 28, 2024 – Today Nobility Homes, Inc. (OTCQX: NOBH) announced sales and earnings for its second quarter ended May 4, 2024.

Sales for the second quarter of 2024 were $11.5 million as compared to $16.8 million recorded in the second quarter of 2023. Income from operations for the second quarter of 2024 was $2.3 million versus $3.7 million in the same period a year ago. Net income after taxes was $2.0 million as compared to $2.9 million for the same period last year. Diluted earnings for the second quarter of 2024 were $0.62 per share compared to $0.85 per share last year.

For the first six months of fiscal 2024, sales were $26.3 million as compared to $33.9 million for the six months of 2023. Income from operations for the six months of 2024 was $5.0 million versus $7.6 million in the same period last year. Net income after taxes was $4.4 million versus last year’s results of $5.9 million. Diluted earnings were $1.33 per share compared to $1.75 per share last year.

Nobility’s financial position for the first six months 2024 remains strong with cash and cash equivalents, certificates of deposit and short-term investments of $23.5 million and no outstanding debt. Working capital is $38.7 million and our ratio of current assets to current liabilities is 4.9:1. Stockholders’ equity is $52.3 million and the book value per share of common stock is $15.99.

Terry Trexler, President, stated, “Net sales decreased in the first half of 2024 as compared to last year because of the decrease in the number of homes retail sold and manufactured and we are building and selling smaller priced homes due to the higher interest rates on mortgages. There are still delays in the receipt of certain key production materials from suppliers, back orders, price increases and labor shortages. These issues continue to cause delays in the completion of the homes at the Company’s manufacturing facility and the set-up process of retail homes in the field and our inability to timely deliver and set up homes to customers has negatively impacted sales and earnings. We expect that these challenges will continue throughout the second half of fiscal year 2024. The Company also continues to experience inflation in some building products resulting in increases to our material and labor costs which may increase the wholesale and retail selling prices of our homes. Additionally, we believe that potential customers have delayed or deferred purchasing decisions when considering the interest rate environment.

The current demand for affordable manufactured housing in Florida and the U.S. has slowed because of the interest rate environment and increased costs associated with mortgages. According to the Florida Manufactured Housing Association, shipments for the industry in Florida for the period from November 2023 through April 2024 declined by approximately 9% from the same period last year.

Maintaining our strong financial position is vital for future growth and success. Our many years of experience in the Florida market, combined with home buyers’ increased need for more affordable housing, should serve the Company well in the coming years. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country.”

On June 5, 2024, the Company celebrated its 57th anniversary in business specializing in the design and production of quality, affordable manufactured homes. With multiple retail sales centers in Florida for over 34 years and an insurance agency subsidiary, we are the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL NOT HOLD A CONFERENCE CALL. IF YOU HAVE ANY QUESTIONS, PLEASE CALL TERRY OR TOM TREXLER @ 800-476-6624 EXT 121 OR TERRY@NOBILITYHOMES.COM OR TOM@NOBILITYHOMES.COM

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws. Although Nobility believes that the amounts and expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, the potential adverse impact on our business caused by competitive pricing pressures at both the wholesale and retail levels, inflation, increasing material costs (including forest based products) or availability of materials due to supply chain interruptions (such as current inflation with forest products and supply issues with insulation, shingles, vinyl siding and PVC piping), changes in market demand, increase in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist attacks, or other events such as a pandemic, any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.

Condensed Consolidated Balance Sheets

	May 4, 2024	November 4, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,659,825	$13,879,358
Certificates of deposit	12,239,189	10,204,287
Short-term investments	629,442	527,899
Accounts receivable - trade	2,080,220	2,864,808
Mortgage notes receivable	4,008	4,391
Income tax receivable	—	—
Inventories	21,205,417	21,518,098
Prepaid expenses and other current assets	1,689,041	1,733,179

Total current assets	48,507,142	50,732,020
Property, plant and equipment, net	8,334,042	8,268,976
Mortgage notes receivable, less current portion	142,971	142,761
Other investments	395,019	1,953,199
Property held for resale	26,590	26,590
Deferred income taxes	113,512	90,274
Cash surrender value of life insurance	4,419,709	4,331,659
Other assets	156,287	156,287

Total assets	$62,095,272	$65,701,766

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,049,103	$819,143
Accrued compensation	901,237	992,622
Accrued expenses and other current liabilities	1,219,843	1,809,335
Income taxes payable	696,188	661,261
Customer deposits	5,969,271	8,703,107

Total current liabilities	9,835,642	12,985,468

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.10 par value, 500,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value, 10,000,000 shares authorized; 5,364,907 shares issued; 3,268,829 and 3,269,075 shares outstanding, respectively	536,491	536,491
Additional paid in capital	11,050,660	10,964,985
Retained earnings	70,430,917	70,969,764
Less treasury stock at cost, 2,096,078 and 2,095,832 shares, respectively	(29,758,438)	(29,754,942)

Total stockholders’ equity	52,259,630	52,716,298

Total liabilities and stockholders’ equity	$62,095,272	$65,701,766

NOBILITY HOMES, INC.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Six Months Ended
	May 4, 2024	May 6, 2023	May 4, 2024	May 6, 2023
Net sales	$11,527,978	$16,779,597	$26,295,976	$33,944,350
Cost of sales	(7,359,584)	(10,826,286)	(17,393,236)	(22,119,443)

Gross profit	4,168,394	5,953,311	8,902,740	11,824,907
Selling, general and administrative expenses	(1,911,380)	(2,215,198)	(3,943,710)	(4,250,675)

Operating income	2,257,014	3,738,113	4,959,030	7,574,232

Other income (expense):
Interest income	219,861	169,982	517,860	310,015
Undistributed earnings in joint venture - Majestic 21	20,535	25,622	42,709	48,448
Proceeds received under escrow arrangement	99,816	94,165	99,816	94,165
Increase (decrease) in fair value of equity investment	50,744	(111,075)	101,543	(129,017)
Miscellaneous	74,587	18,590	125,128	26,362

Total other income	465,543	197,284	887,056	349,973

Income before provision for income taxes	2,722,557	3,935,397	5,846,086	7,924,205
Income tax expense	(696,598)	(1,076,548)	(1,481,690)	(2,008,389)

Net income	$2,025,959	$2,858,849	$4,364,396	$5,915,816

Weighted average number of shares outstanding:
Basic	3,269,075	3,370,157	3,268,829	3,370,534
Diluted	3,277,920	3,373,036	3,279,719	3,372,417
Net income per share:
Basic	$0.62	$0.85	$1.34	$1.76
Diluted	$0.62	$0.85	$1.33	$1.75